Exhibit (h)(63)

Calamos Advisors LLC

2020 Calamos Court

Naperville, Illinois 60563-1493

December 18, 2014

Calamos Investment Trust

2020 Calamos Court

Naperville, Illinois 60563

Ladies and Gentlemen:

Calamos Advisors LLC (“Calamos Advisors”) hereby undertakes as follows:

In the interest of limiting the expenses of each of the following series of Calamos Investment Trust (each a “Fund”): Growth Fund, Focus Growth Fund, Value Fund, Growth and Income Fund, Global Growth and Income Fund, High Income Fund, Convertible Fund, Market Neutral Income Fund, International Growth Fund, Global Equity Fund, Evolving World Growth Fund, Total Return Bond Fund, Discovery Growth Fund, Long/Short Fund, Dividend Growth Fund, Mid Cap Growth Fund, Emerging Market Equity Fund, Global Convertible Fund, and Hedged Equity Income Fund, Calamos Advisors undertakes to reimburse each Fund to the extent, but only to the extent, that the annualized expenses of each of the following classes of the Fund through March 31, 2017, as a percent of the average net assets of such class of shares exceed the applicable percentage for that class of each series, as set forth below . This calculation will exclude taxes, interest, short interest, short dividend expenses all commissions and other normal charges incident to the purchase and sale of portfolio securities, and extraordinary charges such as litigation costs, but will include fees paid to Calamos Advisors, including any applicable performance fees. i

I.	Growth Fund, Growth and Income Fund, Global Growth and Income Fund, High Income Fund, Convertible Fund, Market Neutral Income Fund , and Evolving World Growth Fund:

Class of Shares

	A	B	C	I	R
Expense limitation	1.75%	2.50%	2.50%	1.50%	2.00%

II.	Focus Growth Fund and Opportunistic Value Fund:

Class of Shares
	A	B	C	I	R
Expense limitation	1.15	1.90	1.90	0.90	1.40

III.	International Growth Fund and Global Equity Fund:

Class of Shares
	A	B	C	I	R
Expense limitation	1.40	2.15	2.15	1.15	1.65

IV.	Discovery Growth Fund:

Class of Shares
	A	B	C	I	R
Expense limitation	1.50%	2.25%	2.25%	1.25%	1.75%

V.	Total Return Bond Fund:

Class of Shares
	A	B	C	I	R
Expense limitation	0.90%	1.65%	1.65%	0.65%	1.15%

VI.	Long/Short Fund:

Class of Shares
	A	C	I	R
Expense limitation	2.00%	2.75%	1.75%	2.25%

VII.	Dividend Growth Fund and Global Convertible Fund:

Class of Shares
	A	C	I	R
Expense limitation	1.35%	2.10%	1.10%	1.60%

VIII.	Mid Cap Growth Fund and Hedged Equity Income Fund:

Class of Shares
	A	C	I	R
Expense limitation	1.25%	2.00%	1.00%	1.50%

IX.	Emerging Market Equity Fund:

Class of Shares
	A	C	I	R
Expense limitation	1.75%	2.50%	1.50%	2.00%

The amount of the expense reimbursement to any Fund (or any offsetting reimbursement by a Fund to Calamos Advisors) shall be computed on an annual basis, accrued daily and paid monthly. This undertaking shall be binding upon any successors and assigns of Calamos Advisors.

Very truly yours,

CALAMOS ADVISORS LLC

By:	/s/ Nimish S. Bhatt
Name:	Nimish S. Bhatt
Title:	Senior Vice President, Chief Financial Officer, & Head of Fund Administration

[i]

Accrual of fund expenses and any reimbursement occurs on a daily basis in conjunction with the striking of the NAV. All operating expenses, including the management fee, are calculated based on the total assets of each fund. Any reimbursement is then calculated at the fund level. The fund level expenses, net of any reimbursement, are then allocated to each share class based on class assets. This approach ensures that all operating expenses and reimbursement are applied to all shareholders equally. Class specific 12b-1 fees are then applied to each share class, except for Class I, which has no 12b-1 fee. The class specific 12b-1 fees account for the difference in expense ratios among classes on a daily basis.